Project Horizon 2.0 Board Meeting

January 13, 2025

EMERSON

Alias Performance Since Public Announcement of Initial Offer

Alias and Peers Share Price Performance Since November 5th



Alias
Peer Average[1]
▪ VWAP Since November 5th: $248.12
▪ % of Float Traded Since November 5th: 93%
$241.00
$249.36
+3%
(1%)
Nov-05
Nov-11
Nov-17
Nov-23
Nov-29
Dec-05
Dec-11
Dec-17
Dec-23
Dec-29
Jan-04
Jan-10

Alias and Peers Current EV / NTM uFCF Multiples



Alias Consensus
41.6x
Bentley Systems
36.2x
Autodesk
31.0x
Dassault
27.4x
PTC
25.0x
Peer Median: 29.2x

Analysis at Various Prices

Section	Metric	Reference Value	Peer Avg Multiples[1]	Initial Proposal	Second Proposal	Illustrative Reference	Illustrative Reference	Illustrative Reference	Alias 10-Jan Counter
	Headline Price			**$ 240**	**$ 251**	**$ 255**	**$ 260**	**$ 265**	**$ 286**
	% Increase From Initial Proposal ($240)			*0 %*	*5 %*	*6 %*	*8 %*	*10 %*	*19 %*
	Implied Equity Value			*$ 15.4*	*$ 16.1*	*$ 16.3*	*$ 16.6*	*$ 17.0*	*$ 18.3*
	Value of Public Float			*$ 6.5*	*$ 6.8*	*$ 6.9*	*$ 7.0*	*$ 7.1*	*$ 7.7*
	Enterprise Value ($bn)			**$ 15.1**	**$ 15.8**	**$ 16.1**	**$ 16.4**	**$ 16.7**	**$ 18.1**
Purchase Price & Multiples - Based on Consensus Estimates	EV / NTM EBITDA	$ 557	23 x	27 x	28 x	29 x	30 x	30 x	33 x
	EV / FY 2025E Alias uFCF Guide (30-Jun)	$ 340	-	45 x	47 x	47 x	48 x	49 x	53 x
	EV / NTM uFCF	$ 379	29 x	40 x	42 x	43 x	43 x	44 x	48 x
	EV / CY 2025E uFCF (31-Dec)	$ 377	30 x	40 x	42 x	43 x	44 x	44 x	48 x
Implied Premiums	Undisturbed 52-Week High (17-May-2024)	$ 222		*8 %*	*13 %*	*15 %*	*17 %*	*19 %*	*29 %*
	Actual 52-Week High (Disturbed)	$ 253		*(5)%*	*(1)%*	*1 %*	*3 %*	*5 %*	*13 %*
	Undisturbed Closing Price (06-Aug-2024)	$ 178		*35 %*	*41 %*	*43 %*	*46 %*	*49 %*	*61 %*
	Premium to HUSP (Multiple Basis)[2]	$ 172		*39 %*	*46 %*	*48 %*	*51 %*	*54 %*	*66 %*
	Premium to HUSP (Stock Price Basis)[2]	$ 193		*25 %*	*30 %*	*32 %*	*35 %*	*37 %*	*48 %*
	Last Close (Disturbed)	$ 249		*(4)%*	*1 %*	*2 %*	*4 %*	*6 %*	*15 %*
	VWAP Since Proposal	$ 248		*(3)%*	*1 %*	*3 %*	*5 %*	*7 %*	*15 %*
	Average Analyst Target Price as of 04-Nov	$ 240		*0 %*	*5 %*	*6 %*	*8 %*	*10 %*	*19 %*

Reference: Oct-2021 Transaction EV / NTM uFCF Multiple: 38x

Emerson Confidential | Source: Company filings, FactSet; market data as of 10-Jan-2025. Note: For illustrative presentation purposes only. Does not reflect views of value for Alias. Value of public float calculated as Alias basic shares outstanding less shares owned by Emerson, multiplied by headline price. [1] Peers include Autodesk, Bentley Systems, Dassault Systemes and PTC. [2] HUSP ("Hypothetical Undisturbed Stock Price") calculated based on (a) applying the percentage change in peer stock price from 06-Aug-2024 through 10-Jan-2025 to Alias' 5-day VWAP of $179.88 as of 06-Aug-2024; or (b) applying the 5-day VWAP as of 06-Aug-2024 to calculate an implied uFCF multiple of 28.2x, applying the percentage change in peer average EV/NTM uFCF multiple from 06-Aug-2024 through 10-Jan-2025, and using that result to impute an implied stock price for Alias based on its current capital structure.